Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations:	Media Relations:
Richard Robuck, VP of Corporate Finance (512) 878-4000 richard.robuck@corp.grandecom.com	Ryan Orendorf, TateAustin for Grande (512) 344-2035 rorendorf@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2007

SAN MARCOS, Texas – May 10, 2007 – Grande Communications® reported financial results for the quarter ended March 31, 2007, including operating revenues of $48.4 million, net loss of $9.7 million, and Adjusted EBITDA (defined below under “EBITDA/Adjusted EBITDA”) of $9.5 million.

Company Highlights:

•	Adjusted EBITDA totaled $9.5 million in Q1 2007 compared to $9.3 million, including a $1.9 million gain on sale of assets, in Q1 2006

•	Grande ended Q1 2007 with $43.8 million in cash and cash equivalents

•	Grande ended Q1 2007 with 300,790 connections, an increase of 5,666 over Q4 2006 and an increase of 14,644 over Q1 2006

Revenue and Cost of Service Detail

			Unaudited
	Three Months Ended
($s in thousands)	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
Bundled Services
Revenue
Video	$13,820	$14,342	$14,468	$14,738	$15,499
Voice	14,658	14,598	14,267	14,063	13,988
Data	7,459	7,719	7,878	8,055	8,321

Total Revenue	$35,937	$36,659	$36,613	$36,856	$37,808
Cost of Service	10,145	10,158	10,431	9,043	11,049
Cost of Service %	28%	28%	28%	25%	29%

Broadband Transport
Revenue	$2,334	$1,927	$2,139	$2,184	$2,392
Cost of Service	317	236	321	264	343
Cost of Service %	14%	12%	15%	12%	14%

Network Services
Revenue	$9,365	$8,971	$8,731	$8,151	$8,195
Cost of Service	6,064	6,081	5,953	4,920	5,136
Cost of Service %	65%	68%	68%	60%	63%

Total Company
Revenue	$47,636	$47,557	$47,483	$47,191	$48,395
Cost of Service	16,525	16,475	16,705	14,227	16,528
Cost of Service %	35%	35%	35%	30%	34%

Q1 2007 Compared to Q1 2006

Operating Revenues. Operating revenues for the three months ended March 31, 2006 and 2007, were $47.6 million and $48.4 million, respectively, an increase of $0.8 million, or 2%. This increase was driven primarily by a $1.9 million increase in bundled services revenue, partially offset by a $1.2 million decrease in revenues for network services.

Operating revenues for bundled services for the three months ended March 31, 2006 and 2007, were $35.9 million and $37.8 million, respectively, an increase of $1.9 million, or 5%. The increased revenues from bundled services were primarily due to growth in the number of connections, from 286,146 as of March 31, 2006 to 300,790 as of March 31, 2007, and, to a lesser extent, from the cable rate increases described below. The additional connections and revenues resulted primarily from the continued increase in penetration of existing marketable homes and to a lesser extent, sales to new marketable homes built during the period from April 1, 2006 through March 31, 2007. Selected operational metrics follow:

Selected Operational Metrics

	Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
Operating Data: (1)
Marketable homes passed	336,596	334,528	335,818	337,025	338,852
Customers	138,793	136,920	138,542	137,542	139,226
Number of connections
Cable television	92,174	91,156	93,709	93,778	95,585
Telephone	116,789	116,463	117,071	116,229	116,679
Broadband Internet and other	77,183	79,372	83,229	85,117	88,526

Total connections	286,146	286,991	294,009	295,124	300,790

Average monthly revenue per:
	$87.15	$88.64	$88.61	$89.00	$91.07
Cable television	50.74	52.15	52.18	52.40	54.56
Telephone	42.23	41.72	40.73	40.18	40.04
Broadband Internet and other	33.31	32.87	32.30	31.90	31.95

(1)	During 2006, Grande sold certain off-net MDU assets in Dallas, or assets outside of the company’s broadband networks, for net proceeds of $2.5 million in two closings. The first closing occurred on March 31, 2006 with net proceeds of $1.9 million, and the second closing occurred on June 19, 2006 with net proceeds of $0.6 million. The effect of the asset sales on the operating metrics is shown in the table below:

	Reduction in metrics from asset sale – March 31, 2006	Reduction in metrics from asset sale – June 30, 2006	Total reduction in metrics from asset sales
Marketable homes passed	2,923	888	3,811
Customers	1,302	321	1,623
Number of connections
Cable television	1,302	321	1,623
Telephone	—	—	—
Broadband Internet and other	—	—	—

Total connections	1,302	321	1,623

Operating revenues for cable television services for the three months ended March 31, 2006 and 2007, were $13.8 million and $15.5 million, respectively, an increase of $1.7 million, or 12%. Approximately 49% of the $1.7 million increase in cable television services is due to an annual rate increase, which occurred in January 2007, with the remainder due to increased connections and an increased number of customers adding premium services and advanced services, such as HD and DVR.

Operating revenues for telephone services for the three months ended March 31, 2006 and 2007, were $14.7 million and $14.0 million, respectively, a decrease of $0.7 million, or 5%, due to a 5% decrease in average monthly revenue per unit. Of the decrease in average monthly revenue per unit, approximately 41% was due to a regulatory mandated reduction in meet point billing access rates.

Operating revenues for broadband Internet and other services for the three months ended March 31, 2006 and 2007, were $7.4 million and $8.3 million, respectively, an increase of $0.9 million, or 12%, primarily due to a 15% increase in connections related to residential high speed service and business Ethernet service.

Operating revenues for our broadband transport services for the three months ended March 31, 2006 and 2007, were $2.3 million and $2.4 million, respectively, an increase of $0.1 million, or 4%, primarily due to moderate customer growth.

Revenues from network services for the three months ended March 31, 2006 and 2007, were $9.4 million and $8.2 million, respectively, a decrease of $1.2 million, or 13%. This decrease was driven by three factors. First, Grande experienced a decrease in carrier switched services revenue, which fell by $0.5 million, as a result of a decrease in volume. Second, revenue from data services decreased $0.5 million due to a decrease in volume to Internet service providers including a $0.2 million decrease in reciprocal compensation revenue due to a regulatory mandated reduction. Finally, revenue from managed services, primarily national directory assistance service, decreased approximately $0.1 million.

Cost of Revenues. Cost of revenues for the three months ended March 31, 2006 and 2007, were flat at $16.5 million. Cost of revenues as a percentage of revenues was 35% for the three months ended March 31, 2006, compared with 34% for the three months ended March 31, 2007. Cost of revenues related to cable television programming costs increased approximately $0.9 million, while access fees and other fees that the company pays to other carriers to carry calls outside Grande’s networks as well as national directory assistance fees decreased approximately $0.9 million.

Selling, General and Administrative Expense. Selling, general and administrative expense for the three months ended March 31, 2006 and 2007, was $23.8 million and $22.3 million, respectively, a decrease of $1.5 million, or 6%. Selling, general and administrative expense decreased as a percentage of revenues from 50% to 46%. The decrease in selling general and administrative expense is primarily the result of cost savings in software license fees, professional services fees, temporary labor charges, as well as a decrease in bad debt expense, utilities, repair and maintenance and a portion of a sales tax refund. Grande expects selling, general and administrative expense to continue to decrease during each quarter of 2007 compared to the comparable quarter of 2006 as the company stabilizes the management team, focuses on cost reductions and gains efficiencies.

Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended March 31, 2006 and 2007, was $13.9 million and $13.0 million, respectively, a decrease of $0.9 million, or 6%. The decrease was primarily due to a $0.7 million reduction in depreciation relating to a sales tax refund as a result of a review of vendor invoices in the years 2004 and 2005. Because a portion of the sales taxes associated with those invoices was capitalized as property and equipment and were partially depreciated, $0.7 million of the refund was applied as a reduction of depreciation expense.

Interest Expense. For the three months ended March 31, 2006 and 2007, interest expense, which includes interest incurred net of capitalized interest, was $5.1 million and $6.7 million, respectively, an increase of $1.6 million, or 31%. Interest expense increased primarily due to the private placement of an additional $32 million of senior notes in March 2006 as well as a decrease in capitalized interest expense. For the three months ended March 31, 2006 and 2007, Grande had capitalized interest of $0.6 million and $0.2 million, respectively, a decrease of $0.4 million, or 67%.

Gain on Sale of Assets. For the three months ended March 31, 2006, gain on sale of assets was $1.9 million related to the March 31, 2006 closing on the sale of off-net MDU assets in Dallas for net proceeds of $1.9 million.

EBITDA/Adjusted EBITDA

Grande measures operating performance on income before interest income, interest expense, income taxes, depreciation and amortization, referred to as “EBITDA.” EBITDA is not a measure of financial performance under GAAP, generally accepted accounting principles. The company believes EBITDA is often a useful measure of the company’s operating performance and is a significant basis used by management to measure the operating performance of Grande’s business.

Because Grande has funded the build-out of networks by raising and expending large amounts of capital, Grande’s results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of Grande’s business, apart from the expenses associated with the company’s physical plant or capital structure. Grande manages all areas of business to generate positive EBITDA, and when the company has choices about the market or area in which to best deploy resources, Grande generally directs resources towards the network construction that is expected to generate the most EBITDA.

EBITDA is frequently used as a basis for comparing businesses in this industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of Grande’s performance. The company believes amortization of debt issuance costs and non-cash stock-based compensation are similar to amortization or interest expense, in that it is more useful to report EBITDA net of these amounts to better measure operating performance in comparison to prior periods. However, because of the nature of these charges, the company is referring to EBITDA, net of amortization of debt issuance costs, goodwill impairments, and non-cash stock-based compensation charges, as “Adjusted EBITDA”. Adjusted EBITDA totaled $9.3 million during the three months ended March 31, 2006, which included a $1.9 million gain on sale of assets, compared to $9.5 million during the three months ended March 31, 2007.

Because a significant portion of the company’s cost of revenues and overhead expenses are generally fixed in nature, increasing revenue should result in further increases in EBITDA/Adjusted EBITDA and in EBITDA/Adjusted EBITDA as a percentage of revenues. To the extent the increased revenues are from adding residential and business customers for bundled services, which have higher gross margins than network services, EBITDA/Adjusted EBITDA should increase more quickly on a percentage basis. The reconciliation of EBITDA/Adjusted EBITDA to net loss over the past five quarters is as follows:

			Unaudited
	Three Months Ended
($s in thousands)	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(9,636)	$(13,192)	$(13,199)	$(105,610)	$(9,736)
Interest income	(141)	(416)	(532)	(457)	(433)
Interest expense	5,106	6,295	6,254	6,315	6,669
Taxes	75	75	75	75	(131)
Depreciation & Amortization	13,882	14,192	13,365	14,598	13,044

EBITDA	$9,286	$6,954	$5,963	$(85,079)	$9,413
Stock-based compensation expense	33	55	143	146	117
Goodwill Impairment	—	—	—	93,639	—

Adjusted EBITDA (1)	$9,319	$7,009	$6,106	$8,706	$9,530

(1)	Adjusted EBITDA includes gain on sale of assets of $1.9 million during the three months ended March 31, 2006.

Capital Expenditures and Liquidity

Grande spent approximately $7.3 million and $8.0 million in capital expenditures, including capitalized interest of $0.6 million and $0.2 million, during the three months ended March 31, 2006 and 2007, respectively. The increase in capital expenditures of $0.7 million is primarily due to an increase in CPE demand and growth in enterprise construction. The capital expenditures amounts described above relate to network construction; initial installation costs; the purchase of customer premise equipment, such as cable set-top boxes and cable modems; and corporate and network equipment, such as switching and transport equipment; and billing and information systems.

Grande has also raised net proceeds of approximately $155.0 million from the sale of senior notes since March 2004. On March 23, 2004, the company issued $136.0 million principal amount at maturity of senior notes and in March 2006, raised net proceeds of approximately $30.5 million in a private placement of an additional $32 million in aggregate principal amount of senior notes. The senior notes are governed by the indenture between Grande and U.S. Bank National Association, as Indenture Trustee, dated as of March 23, 2004 (“Indenture.”) Interest on the senior notes is payable semi-annually each April 1 and October 1. Grande used a portion of the net proceeds from the sale of the senior notes in 2004 to repay all amounts outstanding under the company’s then-existing senior credit facility. The senior credit facility was terminated upon repayment and the company is not able to borrow any further amounts thereunder. Grande is using the net proceeds from the sale of the additional senior notes in March 2006 for capital expenditures and working capital purposes.

During May 2007, the company completed new financing of up to $3.5 million on a secured credit facility with a term of 24 months, which will be available to support the company’s purchase of network equipment. The financing is secured by the network equipment purchased from the proceeds of the facility and includes interest at an effective rate of approximately 15.3% with monthly payments based on 4.2% multiplied by the total amounts drawn for network equipment purchases. The first draw of approximately $3.1 million occurred on May 4, 2007. The financing is permitted under the Indenture.

At March 31, 2007, Grande had total cash and cash equivalents of $43.8 million and $176.9 million of long-term debt outstanding, net of current portion, and net of discounts of $6.9 million. During Q1, the company received cash in the amount of $1.9 million resulting from the conclusion of a sales tax audit of subscriber material and other vendor invoices for the years 2004 and 2005. A portion of the sales taxes associated with those invoices was capitalized as property and equipment and a portion was expensed as repair and maintenance and other expenses. After application of professional fees of $0.6 million, the remainder of the refund was applied towards: (i) the cost of partially depreciated assets, which resulted in a decrease in depreciation expense of $0.7 million; (ii) a reduction of $0.4 million to the cost of capitalized assets; and (iii) a credit of $0.2 million in aggregate to cost of revenues and selling, general and administrative expense. In April 2007, Grande paid $11.8 million of interest due on the company’s senior notes.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call Thursday, May 10, 2007, at 11 a.m. CDT (noon EDT) to discuss earnings for Q1 2007. Grande CEO Roy H. Chestnutt and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 909-5202. The conference ID is: “7GRANDE.” A recording of the call will be available at (800) 839-4197 until 11:59 p.m. EDT on Thursday, May 17, 2007.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, and digital cable services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services. Grande’s voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande’s 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “anticipates”, “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31, 2006	March 31, 2007
Operating revenues	$47,636	$48,395
Operating expenses:
Cost of revenues	16,525	16,528
Selling, general and administrative	23,772	22,298
Depreciation and amortization	13,882	13,044

Total operating expenses	54,179	51,870

Operating loss	(6,543)	(3,475)

Other income (expense):
Interest income	141	433
Interest expense	(5,106)	(6,669)
Gain on disposal of assets	1,872	(25)

Total other income (expense)	(3,093)	(6,261)

Net loss	$(9,636)	$(9,736)

Basic and diluted net loss per share	$(0.77)	$(0.77)
Basic and diluted weighted average number of common shares outstanding	12,497	12,592

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2006	March 31, 2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,948	$43,844
Accounts receivable, net	17,241	17,228
Prepaid expenses	1,823	2,704

Total current assets	63,012	63,776
Property, plant and equipment, net	271,939	265,607
Other intangible assets, net	1,748	1,685
Debt issue costs, net	5,115	4,863
Other assets	3,227	3,223

Total assets	$345,041	$339,154

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,981	$12,220
Accrued liabilities	20,436	24,483
Deferred revenue	6,546	7,135
Current portion of capital lease obligations and note payable	3,868	3,413

Total current liabilities	42,831	47,251
Deferred rent	1,268	1,264
Deferred revenue	4,551	4,382
Capital lease obligations, net of current portion	16,634	15,814
Long term debt	160,797	161,102

Total liabilities	226,081	229,813

Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,736	508,853
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(390,225)	(399,961)

Total stockholders’ equity	118,960	109,341

Total liabilities and stockholders’ equity	$345,041	$339,154